UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 18, 2009
Akorn, Inc.

(Exact Name of Registrant as Specified in Charter)

Louisiana	001-32360	72-0717400

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1925 West Field Court, Suite 300 Lake Forest, IL	60045

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(847) 279-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
     (a) On June 18, 2009, Jerry Treppel notified Akorn, Inc. (the “Company”) that he does not intend to seek re-election at the annual meeting of stockholders on August 7, 2009. Mr. Treppel will continue to serve on the Company’s Board of Directors until August 7, 2009.
     (b) On June 18, 2009, the Board of Directors of the Company elected Brian Tambi and Steven Meyer as Directors of the Company. Messrs. Tambi and Meyer will stand for election at the Company’s 2009 annual meeting of stockholders. Messrs. Tambi and Meyer will be compensated on the same basis as all other non-management directors of the Company, as described under “Director Compensation” in the Company’s most recent proxy statement filed with the Securities and Exchange Commission. In addition, on June 22, 2009 Messrs. Tambi and Meyer were awarded fully vested stock options to purchase 20,000 shares of the Company’s common stock at an exercise price of $0.94 per share (the closing price of the Company’s common stock on the grant date). These awards were made under the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective as of June 18, 2009, Section 1 of Article II of the Company’s bylaws (“Bylaws”) was amended pursuant to a Certificate of Amendment to the Bylaws of the Company (“Amendment to Bylaws”) to increase the number of directors of the Company from seven to nine.
     The description of the Amendment to Bylaws herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
Date: June 24, 2009	By:	/s/ Raj Rai
Raj Rai
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Amendment to Bylaws effective as of June 18, 2009.